Exhibit 10.2

MERGER TERM SHEET

HERE ENTERPRISES INC.

AND

CONVERSATIONAL COMPUTING CORPORATION

August 1, 2008

Exchange 4,100,000 (Four Million One Hundred Thousand) Common Shares held by Roger Williams and 1,500,000 (One Million Five Hundred Thousand) Common Shares held by Michael McFadyen for all the issued and outstanding Common Shares of Here Network Corp. held by HRTE

Based on an anticipated share exchange of 40 Conversay common shares exchanged for 4 common shares of HRTE. In addition, it is anticipated that Conversay shareholders will receive one common stock purchase warrant, with a life of three years from the date of the closing of the proposed transaction with an exercise price of $4.00.

HERE ENTERPRISES INC.

/s/ Roger Williams

Roger Williams

President

Date:  August 1, 2008

Acknowledged and agreed:

CONVERSATIONAL COMPUTING CORPORATION

/s/ Cal Mitchell

Cal Mitchell

Chief Executive Officer

Date:  August 1, 2008